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Exhibit 10.20

SEPARATION AGREEMENT AND RELEASE

        Alternative Resources Corporation, a Delaware corporation ("ARC"), and Victor Fricas, on behalf of himself, his heirs and assigns ("Fricas"), hereby enter into this Separation Agreement and Release ("Agreement") as of this 12th day of December, 2003

        WHEREAS, ARC and Fricas have agreed that Fricas should resign his employment and officer positions with ARC and its subsidiaries;

        WHEREAS, Fricas is willing facilitate transition in the manner described below;

        WHEREAS, ARC is willing to provide certain benefits to Fricas in exchange for the performance of his specified transition duties and his covenants and releases set forth herein;

        1.     Fricas hereby resigns his employment and all officer positions with ARC and subsidiaries. These resignations and commitment to resign are not conditional or subject to revocation, notwithstanding the right to revoke the agreements set forth in the remainder of this Agreement. Fricas's employment will terminate on December 12, 2003.

        2.     Fricas agrees to continue in his current capacity through December 12, 2003. Fricas further agrees (a) to make himself available, by telephone to assist in any reasonable manner up to ten (10) hours per week during the three (3) months commencing with his departure, and (b) to participate in two or three customer/purchaser presentation meetings as determined by ARC through January 15, 2004.

        3.     In full and final satisfaction of all claims by Fricas against ARC and the other Released Parties (as defined in Section 5), in lieu of any other payments, covenants or obligations of ARC under the Employment Agreement effective August 15, 2000 ("Employment Agreement") and in consideration for and subject to the undertakings described in this agreement and conditional upon compliance with and not revoking this Agreement, ARC agrees to make the following payments and to provide the following benefits to Fricas:

  a.
  Fricas will receive the following severance payments, each paid over 30 successive months beginning on July 1, 2004.

  (i)
  Severance amount of $112,500.

  (ii)
  A transition and "stay" bonus of $76,000.

    In the event of a sale of ARC or a change of control as defined in Fricas's employment agreement, after the date hereof, any unpaid balance will be paid in full on or before such sale or change of control.

  b.
  Fricas shall be entitled to continue his current group health plan coverage, without premium charge, in accordance with his current group health plan elections for 90 days after termination date. Thereafter, Fricas will be eligible for continuation coverage as defined and provided by COBRA.

  c.
  ARC shall pay to Fricas in accordance with ARC policy, all reimbursements for business expenses incurred through the Termination Date or in rendering any consulting services, upon submission of reports in accordance with ARC procedures; and

        If Fricas should die while any amounts are payable under this Agreement, such amounts shall be payable to Fricas's estate.

        4.     Fricas agrees that (except in connection with tax reporting, or pursuant to legal process or any legal action to enforce the terms of this Agreement), he shall keep confidential the terms of this Agreement, except for disclosure to immediate family members under condition of confidentiality, and except for information which ARC has disclosed pursuant to SEC rules. Truthful testimony pursuant to legal process shall not be considered a violation of the first sentence of this Section 4. In the event that Fricas will be required pursuant to law or legal process to disclose any information described in the first sentence of this Section 4, Fricas shall provide ARC with notice within 48 hours of receipt of the order or process compelling such disclosure and shall cooperate with ARC in any efforts it undertakes to seek a protective order or other limitations on such disclosure.

        5.     Fricas on behalf of himself, his heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges ARC and each of ARC's subsidiaries and each of their directors, officers, employees, accountants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively "Released Parties") from any and all claims, demands, agreements, actions, suit, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, which have ever existed or which may now exist (except to in the terms of this Agreement or his vested retirement benefits), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Fricas's employment, or separation from ARC including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C § 2000e et seq., 42 U.S.C. § 1981, The Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Payment and Collection Act, the Worker Adjustment and Retraining Notification Act, the antitrust and restraint of trade statutes and common law, the federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorney's fees. Fricas acknowledges and agrees that this release and the covenant not to sue set forth in this Agreement are essential and material terms of this Agreement and that without such release and covenant not to sue, the parties would not have reached an agreement. Fricas understands and acknowledges the significance and consequences of this release and this Agreement.

  Notwithstanding the foregoing, nothing herein shall be deemed to release (i) ARC from any indemnification obligations to Fricas it has under law, ARC's certificate of incorporation or bylaws or Fricas's existing indemnification agreement (ii) any of Fricas's rights he may have with respect to any ARC stock of which he is the record owner, (iii) ARC with respect to any rights that Fricas may have in connection with any employee benefit plan as defined in Section 3(3) of the Employee Retirement Security Income Act of 1974, as amended; or (iv) conditional upon Fricas's compliance with this Agreement, Fricas's rights under his vested ARC stock options for the post employment period specified in the options.

        6.     The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

  a.
  Fricas acknowledges that this Agreement includes a waiver of rights and claims under the Age Discrimination in Employment Act and understands that he is not waiving rights or claims that may arise after the date the parties execute this Agreement (Fricas hereby acknowledging that any claims arising out his resignation arose prior to the date hereof);

  b.
  In exchange for this general release and waiver hereunder, Fricas hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under ARC policy or applicable law;

  c.
  Fricas acknowledges that he has entered into this Agreement knowingly and voluntarily with full understanding of its terms;

  d.
  Fricas acknowledges that he has waived his rights to consider this Agreement for at least twenty-one (21) days; and

  e.
  Fricas understands that he may revoke this Agreement during the seven (7) calendar days following execution of this Agreement if such revocation is received in hand by ARC to the attention of S. Purcell by 5pm on the seventh day, and that the Agreement shall not become effective or enforceable until after 5pm on such seventh calendar day.

        Fricas acknowledges that he may learn of circumstances bearing upon the things and items released by this Agreement, but it is his intention by doing so and doing the acts called for by this Agreement, that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every thing and item released herein, whether known or unknown.

        7.     To the maximum extent permitted by law, Fricas covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Agreement) in any federal, state or local agency or court against any of the parties released hereby relating to the matters covered by such releases.

        8.     ARC, for itself and each and all of its past, present and future subsidiaries, affiliates, shareholders, directors, officers, employees, accountants, attorneys, agents, and other representatives, to the maximum extent permitted by law, hereby fully and forever releases and discharges Fricas and each and all of his heirs, executors, attorneys, administrators, successors and assigns (collectively "Fricas Released Parties"), and covenants not to sue or to institute or cause to be instituted any kind of claim or action in any federal, state, or local agency or court against any Fricas Released Party, from and with respect to any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints, and liabilities, of whatever kind or nature, in law, equity, under statute, or otherwise, whether known or unknown, which have ever existed or which may now exist, based upon any fact or matter as of the Termination Date, except claims that ARC would have arising out of any illegal conduct by Fricas, any breach of his obligations under IX (B) or (C) of his employment agreement before of after the date of termination, or any misappropriation of property of any person. Notwithstanding the foregoing, nothing herein shall be deemed to constitute a release or covenant not to sue by ARC with respect to any of its rights or the obligations of Fricas under this Agreement.

        9.     Fricas and ARC each to the other warrants and represents that he and it has neither made, will make, nor suffer to be made any assignment or transfer of any right, claim, demand or cause of action covered by the above releases or covenant not to sue, that he and it are the sole and absolute owners thereof, and that he and it have not filed or suffered to be filed on his or its behalf against the other party, any claim, action, demand of any kind covered by the above releases or covenant not to sue as of the Termination Date.

        10.   Neither this Agreement nor performance hereunder constitutes an admission by either party of any violation of any federal, state or local law, regulation, common law, or any breach of any contract or any other wrongdoing of any type.

        11.   In the event that any section or provision of this Agreement shall be determined to be contrary to governing law or otherwise unenforceable, all remaining portions of this Agreement shall be enforced to the maximum extent permitted by law; the unenforceable paragraph, subparagraph or provision shall first be construed or interpreted, if possible, to render it enforceable and, if that is not possible, then the provision shall be severed and disregarded, and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

        12.   Fricas acknowledges and confirms, and as a material term to this Agreement agrees to abide by, the covenants in Section IX A (Cooperation), IX B (Confidential Information), IX C (Certain Restricted Activities) of Fricas's Employment Agreement. Both parties agree that the remedies for breach in Section IX D thereof apply to any breach of this Agreement.

        13.   Fricas shall not take any action intended to portray ARC or its management in a negative light. Fricas acknowledges that he has no authority from and after the Termination Date to act as a spokesperson for ARC.

        14.   This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois.

        15.   Fricas acknowledges that he has carefully read this Agreement and fully understands its meaning, that counsel represented him in connection with the negotiation of this Agreement, that she has full knowledge of the effect of this Agreement and is entering into it voluntarily and without coercion or duress, and the only consideration he is receiving for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause him to sign this Agreement.

        16.   Except for the provisions of the Employment Agreement incorporated into Section 11. of this Agreement which the parties acknowledge continue beyond the Termination Date, and any indemnification obligations to Fricas under Fricas's existing indemnification agreement, this Agreement contains the entire agreement and understanding between ARC and Fricas concerning the matters described herein and supercedes all prior agreements, discussions, negotiations and understandings between ARC and Fricas. The terms of this Agreement cannot be changed except in a subsequent document signed by Fricas and an authorized representative of ARC.

Alternative Resources Corporation
By:	/s/ STEVE PURCELL
Its	Chief Financial Officer
/s/ VICTOR FRICAS Victor Fricas

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  Exhibit 10.20
SEPARATION AGREEMENT AND RELEASE